EXHIBIT 99.1

15 West 6th Street, Suite, 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

LAREDO PETROLEUM ANNOUNCES RECORD ANNUAL PRODUCTION AND YEAR-END
PROVED RESERVES

TULSA, OK - January 29, 2015 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or “the Company”), today announced proved reserves (developed and undeveloped) and preliminary operating results for year-end 2014, preliminary results for its commodity derivatives for the fourth quarter of 2014 and basic and diluted weighted-average shares outstanding.
Proved Reserves and Operating Results Highlights

•
Produced 11.7 million barrels of oil equivalent (“MMBOE”) in 2014, all from the Permian Basin, an increase of approximately 29% from the Company’s 2013 Permian Basin production of 9.1 MMBOE; fourth-quarter 2014 production averaged 39.7 thousand barrels of oil equivalent per day (“BOE/D”)

•	Increased proved reserves to a record 247.3 MMBOE and proved developed reserves to a record 105.6 MMBOE, increases of approximately 21% and 47%, respectively, from year-end 2013

•	Increased the oil component of proved reserves to approximately 57% from 55% at year-end 2013

•	Increased the pre-tax present value (“PV-10”)(1) of the Company’s reserves to approximately $4.2 billion, up approximately 39% from the prior year

•	Replaced approximately 470% of production with the drill-bit

“In 2014, Laredo realized substantial operational success as we moved into the development phase of our premier Permian-Midland Basin asset, increasing reserves and production to record levels for the Company,” stated Randy A. Foutch, Laredo Chairman and Chief Executive Officer. “The Company also expanded its core acreage holdings to provide additional efficient growth opportunities. While achieving these milestones, we continued our disciplined approach of mitigating the risks inherent to exploration and production companies by proactively hedging anticipated production, limiting the length of service contracts and taking the appropriate measures to align costs and activity levels. We have been actively pursuing service cost reductions as commodity prices have fallen and will use the savings to reduce our cash flow outspend to minimal levels. We believe our high-quality leasehold position, combined with our strong, long-term hedge portfolio and measures to adjust our cost structure, will enable Laredo to continue to thrive in the current uncertain commodity price environment.”
2014 Proved Reserves
The Company’s proved reserves at year-end 2014, on a two-stream basis, were 247.3 MMBOE, an increase of approximately 21% from year-end 2013. Drill-bit additions of 76.5 MMBOE replaced approximately 470% of production. Proved developed reserves increased approximately 47% from the prior year and now represent approximately 43% of the Company’s proved reserves. The increase in proved developed reserves was a result of 79 horizontal wells and 115 vertical wells that were completed during the year. Laredo’s proved reserves were comprised of 140.2 million barrels of oil and 642.8 billion cubic feet of liquids-rich natural gas. Oil represented approximately 57% of proved reserves, an increase from 55% at year-end 2013. The growth in proved developed reserves relative to proved reserve growth and the increase in oil as a percentage of proved reserves led to a 39% increase in the PV-10 of the Company’s reserves, to approximately $4.2 billion. Changes in reserves for 2014 are summarized in the chart below:

		Natural	Oil
	Oil	Gas	Equivalents(2)
	MMBbls	Bcf	MMBOE
Beginning of year - December 31, 2013	111.5	552.7	203.6
Revisions of previous estimates	(10.1)	(67.3)	(21.4)
Extensions, discoveries and other additions	45.5	185.9	76.5
Purchases of reserves in place	0.2	0.5	0.3
Sales of reserves in place	—	—	—
Production	(6.9)	(29.0)	(11.7)
End of year - December 31, 2014	140.2	642.8	247.3

Standardized measure - ($ billions)			$3.2

Pre-tax PV-10 - ($ billions)			$4.2
Laredo’s estimated proved reserves were prepared by Ryder Scott Company, L.P., the Company’s independent reserve engineer, as of December 31, 2014 and are based on reference prices for oil and natural gas. In accordance with applicable rules of the Securities and Exchange Commission (“SEC”), the oil and natural gas reference prices are derived from the average trailing 12-month index prices (calculated at the unweighted arithmetic average of the first-day-of-the-month price for each month within the applicable 12-month period), held constant throughout the life of the properties. Reference prices used, before differentials were applied, were $91.48 per barrel of oil and $4.25 per MMBtu of natural gas. Realized prices were $89.57 per barrel of oil and $6.39 per million cubic feet (“Mcf”) for the Company’s liquids-rich natural gas.
For 2014, the preliminary estimate of finding and development (“F&D”) cost was $21.00/BOE, and the preliminary estimate of finding, development and acquisition (“FD&A”) cost was $21.13/BOE, presented on a two-stream basis. The F&D and FD&A costs will be finalized upon filing the Company’s annual report on Form 10-K. For a description of F&D and FD&A costs, please see the discussion below under the heading “Finding & Development and Acquisition Cost.”
Fourth-quarter 2014 Operations Update
In the fourth quarter of 2014, Laredo produced a quarterly record of approximately 39.7 thousand BOE/D, on a two-stream basis, primarily driven by the completion of 27 horizontal wells and building upon the operational success of the prior quarter. Fifteen of the horizontal well completions achieved a full month of peak production in the quarter; an additional 12 horizontal wells were completed in the last month of the quarter and production in December averaged approximately 41.8 thousand BOE/D. The Company’s 2014 fourth-quarter realized price for oil was approximately 89% of NYMEX pricing and for natural gas, including natural gas liquids, was approximately 118% of NYMEX pricing. Realized prices were negatively impacted by the substantial drop in the price of oil as fixed transportation costs represented a larger percentage of the commodity price and natural gas liquids pricing, which tracks the price of oil for higher-value products, fell faster than that of dry gas.
Laredo has been in active discussions with service providers to align service costs with current commodity prices. As a result, the Company is already beginning to realize pricing reductions in service costs for drilling and completion activities and expects to achieve savings of more than 20% from fourth-quarter 2014 levels by mid-year 2015.
As announced previously, Laredo has been in discussions with interested parties regarding a potential transaction involving a portion of its northern Permian-Garden City properties; these discussions are continuing and may expand to include a portion of Laredo’s other properties. There is no assurance as to the form of a potential transaction or that a transaction will be consummated.

Commodity Derivatives

For the three months ended December 31, 2014, Laredo expects to report a gain on derivatives of approximately $329.4 million, including approximately $29.6 million net cash received on settlements of matured derivatives. For the year ended December 31, 2014, Laredo expects to report a gain on derivatives of approximately $327.9 million, including approximately $28.2 million net cash received on settlements of matured derivatives and approximately $76.7 million net cash received on early settlements of derivative contracts. Although management does not expect these numbers to change, they are preliminary and unaudited.
Laredo actively monitors its hedging program to mitigate the variability in its anticipated cash flow due to fluctuations in commodity prices. The Company utilizes a combination of puts, swaps and collars, none of which are three-way collars, to hedge its production. As of January 28, 2015, the Company has hedges in place for calendar year 2015 for more than 95% of anticipated oil production at a weighted-average floor price of $80.99 per barrel. The Company also has hedged more than 65% of anticipated natural gas production for calendar year 2015 at an equivalent weighted-average floor price of $3.93 per Mcf.
For 2016, the Company has hedged 4,129,800 barrels of oil at a weighted-average floor price of $81.84 per barrel and an equivalent 14,237,986 Mcf of natural gas at a weighted-average floor price of $3.93 per Mcf. Additionally, for 2017, the Company has hedged 2,263,000 barrels of oil at a weighted-average floor price of $80.00 per barrel.
Laredo records all derivatives on its balance sheet as either assets or liabilities measured at their estimated fair value. Laredo has not designated any derivatives as hedges for accounting purposes and Laredo does not enter into such instruments for speculative trading purposes. Gain (loss) on derivatives is reported under “Non-operating income (expense)” in Laredo’s consolidated statements of operations.

Weighted-Average Shares Outstanding

For the three months ended December 31, 2014, basic and diluted weighted-average shares outstanding were approximately 141.464 million and 143.694 million, respectively, and for the year ended December 31, 2014, basic and diluted weighted-average shares outstanding were 141.312 million and 143.554 million, respectively.

Conference Call

The Company will host a conference call on Thursday, February 26, 2015 at 9:00 a.m. CT (10:00 a.m. ET) to discuss its fourth-quarter and full-year 2014 financial and operating results and management’s outlook for the future, the content of which is not part of this press release or its earnings release. Laredo plans to release earnings the same day before market open. The Company invites interested parties to listen to the call via Laredo’s website at www.laredopetro.com, under the tab for “Investor Relations.” Individuals who would like to participate on the call should dial 800.322.2803 approximately 10 minutes prior to the scheduled conference time and enter conference code 34274416. A telephonic replay will be available approximately two hours after the call on February 26, 2015 through Thursday, March 5, 2015. Participants may access this replay by dialing 888.286.8010, using conference code 93828140.
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties primarily in the Permian Basin region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.

Finding & Development and Acquisition Cost
Finding and development cost, or F&D cost, is calculated by dividing (x) development, exploitation, and exploration capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period, excluding acquired reserves. Finding, development and acquisition cost, or FD&A cost, is calculated by dividing (x) development, exploitation, exploration and acquisition capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period, including acquired reserves. The methods we use to calculate our F&D and FD&A costs may differ significantly from methods used by other companies to compute similar measures. As a result, our F&D and FD&A costs may not be comparable to similar measures provided by other companies. We believe that providing measures of F&D and FD&A costs are useful in evaluating the costs, on a per barrel of oil equivalent basis, to add proved reserves.

However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with generally accepted accounting principles (“GAAP”). Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, F&D and FD&A costs do not necessarily reflect precisely the costs associated with particular reserves. As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, we cannot assure you that our future F&D or FD&A costs will not differ materially from those presented.

Laredo Petroleum, Inc.
Preliminary 2014 F&D and FD&A Costs
Unaudited
	F&D	FD&A
($ in millions, except per unit amounts)
Exploration, development & exploitation capital	$1,284.7	$1,284.7
Acquisitions (if applicable)	—	13.8
Asset retirement obligation additions	6.9	6.9
Adjustments:
Unevaluated costs as of December 31, 2013	208.1	208.1
Unevaluated costs as of December 31, 2014	(342.7)	(342.7)
Adjusted capital expenditures related to reserve additions	$1,157.0	$1,170.8

Reserve extensions, discoveries and revisions	55.1	55.1
Acquisitions (if applicable)	—	0.3
Total reserve additions	55.1	55.4

Cost per BOE	$21.00	$21.13

(1) PV-10: A Non-GAAP Financial Measure
PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas assets. However, PV-10 is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

Laredo Petroleum, Inc.
Reconciliation of Pre-tax PV-10 Non-GAAP Financial Measure
Unaudited
December 31, 2014
($ in billions)
Pre-tax PV-10	$4.2
Present value of future income taxes discounted at 10%	(1.0)
Standardized measure of discounted future net cash flows	$3.2

(2) Oil Equivalents
Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one barrel of oil.

Forward-Looking Statements
This press release and any oral statements made regarding the subject of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

The preliminary results above are based on the most current information available to management. As a result, our final results may vary from these preliminary estimates. Such variances may be material; accordingly, you should not place undue reliance on these preliminary estimates.

General risks relating to Laredo include, but are not limited to, the risks described in its Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System ("EDGAR") at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil and natural gas prices, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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